EXHIBIT 99.(a)(a)(z)

                                   ENDORSEMENT
                           APPLICABLE TO IRA CONTRACTS

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is an "IRA Contract", which is issued as an individual retirement annuity contract, which meets the requirements of Section 408(b) of the Code. [APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER] [If the Owner of this IRA Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this IRA Contract is an annuity contract that may be used to fund an individual retirement account that meets the requirements of Section 408(a) of the Code.] This IRA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable Sections of this IRA Contract. Also, your entire interest under the IRA Contract is not forfeitable. The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

1. ANNUITANT. The following is added at the end of the existing definition:

You must be both the Annuitant and the Owner, unless the Owner is a trustee or custodian of an individual retirement account under Section 408(a) of the Code.

2. OWNER. The existing definition is replaced by the following:

 "Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not available under the Contract. The Owner of this Contract cannot be changed.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]

[Where the contract is purchased to fund an individual retirement account under
Section 408(a) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. In such a case "you" and "your" refer to the Annuitant where required by context.]


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3. REQUIRED MINIMUM DISTRIBUTION PAYMENTS. This definition is added:

"Required Minimum Distribution Payments", means the payments from or with respect to this Contract that are required by Sections 408(b) and 401(a)(9) of the Code and are discussed in Item 9 of this Endorsement , "Required Minimum Distributions."

PART III - CONTRIBUTIONS AND ALLOCATIONS

4. LIMITS ON CONTRIBUTIONS. The following is added at the end of the existing provision:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of contributions we will accept.

Except in the case of a "rollover contribution" or a direct transfer contribution described in the next sentences, or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), the total of such Contributions will not exceed the dollar limits in the next two paragraphs of this Item 4 for any taxable year.

A "rollover contribution" is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
457(e)(16). A "direct transfer" contribution is the transfer of amounts to this Contract directly from an individual retirement account or another individual retirement annuity contract, which meets the requirements of Section 408 of the Code.

The total of such Contributions, which are not rollover, direct transfer or SEP contributions to this Contract shall not exceed:

         $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

If you are age 50 or older, the annual dollar limit on contributions is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan


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     will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

     PART VI-PAYMENT UPON DEATH

     5. BENEFICIARY. The following sentence is added at the end of the second paragraph of the existing Section:

     Unless you specifically elect in writing otherwise, we will treat each beneficiary's share of the Death Benefit payable as a separate account for the benefit of each beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

     6. PAYMENT UPON DEATH. The following is added at the end of the existing provision:

     Payment upon death is subject to the "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code. See Item 9, "Annuity Benefits and Required Minimum Distributions".

     7. MANNER OF PAYMENT. The following is added at the end of the existing provision:

     Under either of the following two alternative circumstances a Death Benefit payable as described in this Section will not be distributed at your death before the Maturity Date and the coverage under this Contract will continue as described in paragraphs (1) or (2) below, whichever is applicable. Your death may terminate an optional benefit described in a Rider to your IRA Contract as described below. See Attachment A to this Endorsement.

     [Applicable to a trustee or custodial IRA Owner]

     [If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Section, "you" refers to the Annuitant.]

(1) If you are married at the time of your death, and the only person named as your Beneficiary under the Contract is your surviving spouse, and your surviving spouse elects the "Spousal Continuation" option under your Contract, then no Death Benefit will become payable until after your surviving spouse's death.

     (2) If the "Beneficiary Continuation Option" described in Item 8 is in effect.

     [Applicable to a trustee or custodial IRA Owner]


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[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Section, "you" refers to the Annuitant and your spouse can be named successor Annuitant.]

         Terms Applicable to Spousal Continuation

         To elect Spousal Continuation your surviving spouse must be Age [85] or younger at the date of your death. Such election shall be made no later than the Payment Transaction Date.

         Upon your surviving spouse's election to continue the Contract, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in the Section "Payment Upon Death", to equal the greater of (i) the Annuity Account Value or
         (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file.

         [The effect of death on any optional rider for a Contract with Spousal Continuation is shown in "Effect of Death on any Applicable Optional Rider", See Attachment A, to this Endorsement.]

8. BENEFICIARY CONTINUATION OPTION. The following is added at the end of Part
VI:

Except as otherwise provided herein, this Item 8 will apply only if you die before the Maturity Date and a Death Benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary's portion of the Death Benefit described in the Section, "Payment Upon Death" is payable to the Beneficiary.

This Item 8 applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the Section, "Beneficiary" the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

If this Item 8 applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Guaranteed Minimum Death Benefit on the Payment Transaction Date



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we receive all Beneficiary Requirements) will be apportioned among your
Beneficiaries as you designate pursuant to the Section, "Beneficiary".

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay in a single sum that Beneficiary's share of the Death Benefit pursuant to the Section of the Contract, "Payment Upon Death".

     a. Each Continuation Beneficiary will automatically become the Owner as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Contract. If you have specifically elected under Item 5 of this Endorsement that we not separately account for each Beneficiary's portion of the interest in the Contract, the oldest Continuation Beneficiary will be the individual used as the measuring life for purposes of calculating the Required Minimum Distribution payments in Item 9, Part B (Minimum Distribution Rules-Required Payments After Death).

     b. If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the Payment Transaction Date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit (plus the amount attributable to any optional enhanced Death Benefit rider), and the Continuation Beneficiary's share of the interest in the Contract will be determined after any such reset.

     c. The Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in the Contract.

     d. The Continuation Beneficiary cannot make any additional Contributions to the Contract.

     e. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Contract will be made in accordance with requirements described in Item 9, Part B (Minimum Distribution Rules-Required Payments After Death).

     f. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.


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     g.  Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Item 9, Part B (Minimum Distribution Rules-Required Payments After Death).

     h. The Continuation Beneficiary may not assign his/her share of the interest in the Contract. The Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

PART VII - ANNUITY BENEFITS is changed to "ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS".

9. REQUIRED MINIMUM DISTRIBUTION RULES. This Section is added:

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations that apply.

Part A of this Item 9 describes the Required Minimum Distributions to be made during your lifetime. Part B of this Item 9 describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution Rules may be satisfied by either an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

For purposes of both the "lifetime" Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

         Your "entire interest" in this Contract for purposes of the Required Minimum Distribution Rules. Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this IRA contract, such as survivor benefits in excess of the dollar amount credited.


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         Required Beginning Date. Your "Required Beginning Date" is the first day of April following the calendar year in which you attain age 70 1/2 . This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

A.  REQUIRED MINIMUM DISTRIBUTION RULES -- PAYMENTS DURING YOUR LIFE

Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that the Contract is annuitized then distribution of your interest in this Contract must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder.

Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect, over (a) your life, or the lives of you and your designated beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&A A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation.

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

B.  MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH

                  Death On or After Lifetime Required Minimum Distribution Payments Commence. If you die on or after lifetime Required Minimum Distribution payments commence, any remaining portion of your interest will continue to be distributed under the Annuity Benefit or other option under the Contract.


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              (b) Death Before Lifetime Required Minimum Distribution Payments
                  Commence. If you die before lifetime Required Minimum Distribution Payments commence, your entire interest will be distributed at least as rapidly as follows:

              (1) If your designated beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with this Item 9, Part B, paragraph
                  (b)(3) below.

              (2) If your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with
                  Item 9, Part B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with Item 9, Part B paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option under the Contract.

              (3) If there is no individual designated as beneficiary, or if the applicable beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this
                  Item 9, Part B, paragraph (b)(2) above).

              (4) Life expectancy is determined using the Single Life Table in
                  Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the


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                  year. In all other cases, remaining life expectancy for a
                  year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph
                  (b)(1) or (b)(2) of this Item 9, Part B and reduced by 1 for each subsequent year.

              (c) If the designated beneficiary is your surviving spouse, and the Spousal Continuation option described above in Item 7 ) is elected, distribution of your interest need not be made until your surviving spouse's Required Beginning Date for lifetime Required Minimum Distributions described above in this Item 9, or your surviving spouse's death if earlier.

              (d) For purposes of paragraphs (a) and (b) of this Item 9, Part B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this
                  Item 9, Part B or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph
                  (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

PART VIII-CHARGES

10. WITHDRAWAL CHARGES. The following is added at the end of the existing
Section:

We reserve the right to waive the Withdrawal Charge on Required Minimum Distribution payments.

PART IX - GENERAL PROVISIONS

11. STATUTORY COMPLIANCE. The following is added at the end of the existing
Section:

If an annuity under the Contract fails to qualify as an individual retirement annuity under Section 408(b) of the Code, we will have the right to terminate the Contract. We may do so, upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.



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12. REPORTS AND NOTICES. The following is added at the end of the existing
Section:

We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

13. ASSIGNMENTS, NONTRANSFERABILITY,NONFORFEITABILITY. The existing provision is replaced by the following:

You may not transfer this Contract.

Your rights under this Contract may not be assigned, pledged or transferred except as required by law. You may not name a new Owner, except as described in
Item 7 of this Endorsement regarding the Section, "Manner of Payment".

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Signature                           /s/ Signature
-----------------------------------     ---------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer    Secretary and Associate General Counsel


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                                  ATTACHMENT A

[THE FOLLOWING TEXT WILL APPEAR ONLY FOR SINGLE OWNER CONTRACTS WHEN THE APPLICABLE OPTIONAL RIDER HAS BEEN ELECTED.]

Single Owner Contract if Spousal Continuation is elected:

         [APPLICABLE IF AN OPTIONAL GUARANTEED MINIMUM DEATH BENEFIT RIDER IS ELECTED]

[Effect of Death on the Guaranteed Minimum Death Benefit ("GMDB") Rider

         If the surviving spouse is age [75/80] or younger on the date of death of the original Owner, and the Owner was age [84] or younger at death, a GMDB that by its terms accumulates to Owner age [85] will instead accumulate to age [85] of the surviving spouse.

         If the surviving spouse is age [75/80] or younger on the date of death of original Owner and the Owner was [85] or older at death, we will reinstate the GMDB you elected. The GMDB will continue to grow according to its terms until the Contract Date Anniversary following the date the surviving spouse reaches age [85].

         If the surviving spouse is age [76/81] or over on the date of the Owner's death, the optional GMDB elected by the original Owner and its charge will be discontinued.

         If the optional GMDB continues, the GMDB/Guaranteed Minimum Income Benefit roll up benefit base reset, if applicable, will be based on the surviving spouse's age. The next available reset will be based on the contract issue date or last reset, as applicable.]

         [APPLICABLE ONLY IF THE OPTIONAL EARNINGS ENHANCEMENT BENEFIT DEATH BENEFIT RIDER IS ELECTED]

         [EFFECT OF DEATH ON THE EARNINGS ENHANCEMENT BENEFIT DEATH BENEFIT
         RIDER

         The Earnings Enhancement Benefit Death Benefit Increment accrued as of the date we receive due proof of the original Owner's death will be added to the Annuity Account Value (in addition to any amount of accrued GMDB that is added). If the surviving spouse is age [76] or older on the date of the Owner's death, the benefit does not remain in effect and the Earnings Enhancement Benefit Death Benefit charge no longer applies. If the Death Benefit is payable under the Contract, the Earnings Enhancement Benefit Death Benefit will also be paid in accordance with its terms. If the surviving spouse elects to continue the Contract and become the sole Owner and is age [75] or younger on the date of the original Owner's death, then the Earnings Enhancement Benefit Death Benefit rider will remain in effect in accordance with its terms and the following:

         The surviving spouse's age at the Owner's date of death will determine the Earnings Enhancement Benefit Death Benefit Increment applicable upon the surviving spouse's death. The Earnings Enhancement Benefit Death Benefit Increment is then frozen on the Contract Date Anniversary following the surviving spouse's [80]th birthday.


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         If the Earnings Enhancement Benefit Death Benefit Increment had been frozen because the Owner had attained age [80], we will restore the benefit if the surviving spouse is age [75] or younger as of the date of the Owner's death.

         The total amount of the new Annuity Account Value, including any amounts added because of the GMDB and the Earnings Enhancement Benefit Death Benefit Increment will be the new Earnings Enhancement Benefit Contributions under the Earnings Enhancement Benefit Death Benefit Rider for purposes of the Earnings Enhancement Benefit Death Benefit Increment payable upon the surviving spouse's death.]

         [APPLICABLE ONLY IF THE OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT IS ELECTED]

         [EFFECT OF DEATH ON THE GUARANTEED MINIMUM INCOME BENEFIT ("GMIB")
         RIDER

         The GMIB features on the Contract Date are based on the original Owner's age. If the Owner dies and the surviving spouse elects to become sole Owner in accordance with the provisions of this benefit, and is age [84] or younger at the time the Owner died, the GMIB crediting continues until the Contract Date Anniversary following the surviving spouse's [85]th birthday unless the benefit cannot be continued as described below. If the rider had terminated and GMIB crediting had stopped due to the Owner having attained age [85], we do not reinstate GMIB crediting for the surviving spouse and the GMIB charge no longer applies.

         The age and Contract Date Anniversary limitations applicable to exercise of GMIB are based on (i) the surviving spouse's age at the Owner's date of death and (ii) the original Contract Date. If the Owner dies and the surviving spouse is age [85] or older or will be over age [85] before the first GMIB exercise date, the benefit does not remain in effect and the charge no longer applies.]

         [APPLICABLE ONLY IF THE OPTIONAL PRINCIPAL GUARANTEE BENEFIT ("PGB") IS ELECTED]
         [EFFECT OF DEATH ON PRINCIPAL GUARANTEE BENEFIT ("PGB")

         Upon the death of the Owner, the Principal Guarantee Benefit continues and is based on the same Benefit Maturity Date and Guaranteed Minimum Value.]

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Signature                           /s/ Signature
-----------------------------------     ---------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer    Secretary and Associate General Counsel


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